EXHIBIT 10.2

Aerkomm Inc.

March 31, 2017

Yu-Yun Tristan Kuo

10369 Breconshire Road

Ellicott City, MD 21042

Re: Employment Terms

Dear Mr. Kuo,

Aerkomm Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer, on the following terms.

You will be responsible for duties and services that are normally associated with and inherent in the capacity in which you will be employed, as well as such other duties as shall from time to time be assigned to you by the Board of Directors or the Chief Executive Officer of the Company. You will report to Mr. Peter Chiou, the Chief Executive Officer and will initially work at the facility of our subsidiary located at 44043 Fremont Blvd., Fremont, CA 94538.

You agree to serve without additional compensation if elected or appointed as an officer and/or director of the Company and any of the subsidiaries or affiliates.

Your initial base salary will be $100,000.00 per year (equivalent to $8333.33 per month) plus a guaranteed bonus of $85,000.00 (accruing at the rate of $7,083.33 per month) payable at the earlier of (i) your first anniversary or (ii) upon closing of an equity or equity linked financing in which the Company or its subsidiaries raises at least $15 million, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. In addition to your annual base salary:

1.	You are entitled to an annual bonus as recommended by the Chief Executive Officer and approved by the Board of Directors. This shall be in addition to the guaranteed bonus mentioned above.

2.	The Company will be responsible for the medical insurance for you and your spouse under the Company’s medical plan or will reimburse the premium of a medical plan you and your spouse enroll in that is comparable to the medical plan offered to other employees.

3.	The Company will provide a furnished living accommodation for you during your first nine months of employment (or until you relocate to this area, if earlier). The Company will cover your relocation expenses, up to an aggregate amount of $6,000, should you decide to relocate.

4.	During your first nine months of employment (or until you relocated to this area, if earlier), the Company will provide you (i) a car allowance of $400 per month, and (ii) a personal travel allowance of $600 per month for you to visit your spouse or vice versa. These allowances will be added to your base salary and you will be responsible for your portion of income or payroll taxes.

5.	After the Company’s shareholders’ approval of the Company’s Employee Stock Option Plan, you will be offered options to purchase 300,000 shares of the Company’s stock under said plan, with one quarter of those options vested immediately and the remaining options to be vested equally over three years on each anniversary of your employment.

6.	You will be entitled to twenty (20) working days of vacation per year.

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During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company reserves the right to change compensation and benefits from time to time in its sole discretion.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Conflict of Interest, Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By accepting employment with the Company, you also agree to keep all the Company’s information strictly confidential, and not to use it or disclose it to any person or entity, except as is necessary in the ordinary course of performing your work. You further acknowledge and agree that your obligation to protect our confidential information from disclosure exists both during your employment and after it ends. You also agree that at the termination of your employment, for any reason, you will return to the Company all copies (including electronic copies) of any documents or other materials you have that refer to or contain the Company’s confidential information, including notebooks, manuals, correspondence and customer lists, and that you will not retain any copies of same.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time with a 30-day notice for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with a 30-day advance notice. In addition, the portion of stock options shares to be vested for the year if completed shall be vested immediately if termination is by the Company without cause. Your employment at-will status can only be modified in a written agreement signed by both you and the Chief Executive Officer of the Company.

We believe that your employment with the Company requires a full-time commitment. Employment with any other entity, or for yourself in competition with the Company, is not permitted unless expressly authorized by the Company in writing.

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You also agree, if you accept this offer of employment, that for a period of two years after your employment ends, you will not solicit any employee of or consultant to the Company to leave his or her employment or consulting relationship with the Company in order to begin employment or a consulting relationship with any company or business in actual or potential competition with the Company or its affiliates.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Conflicts of Interest, Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Any changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by both you and the Chief Executive Officer of the Company. It is anticipated that the Company will enter into Employment Agreements with key executives, including you, on customary terms prior to and in connection with the Company’s initial public offering; however, there is no assurance that the Company will consummate its initial public offering.

Please sign and date this letter, and the enclosed Employee Conflicts of Interest, Proprietary Information and Inventions Agreement and return them to me by April 3, 2017, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on April 10, 2017.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

By:	/s/ Peter Chiou
Peter Chiou
Chief Executive Officer

Understood and Accepted:

By:	/s/ Yu-Yun Tristan Kuo	3/31/2017
	Yu-Yun Tristan Kuo	Date

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